EXHIBIT 99.1

Release	Immediately

Contact	Media: Lori Fisher (314-694-8535)

Analysts: Scarlett Foster (314-694-8148)

MONSANTO COMPANY REPORTS THIRD-QUARTER 2002 RESULTS
St. Louis – Oct. 30, 2002

	Third	Third		Nine	Nine
Financial Summary	Quarter	Quarter	%	Months	Months	%
($ in millions, except per share)	2002	2001	Change	2002	2001	Change

Net Sales	$679	$936	(27)%	$3,453	$4,253	(19)%
Net Income (Loss)	$(165)	$(45)	(267)%	$(1,754)	$399	NM
Diluted Earnings (Loss) per Share	$(0.63)	$(0.17)	(271)%	$(6.67)	$1.51	NM

NM = not meaningful

•	Quarterly sales declined 27 percent, primarily from lower volumes of Roundup in the United States and lower sales in Latin America.

•	Reported net loss of $165 million is $120 million below last year’s third quarter net loss of $45 million.

•	Year-to-date free cash flow is a positive $68 million compared with a negative free cash flow of $485 million through the first nine months of 2001.

Comment from Monsanto President and Chief Executive Officer Hendrik A. Verfaillie:

“We had reduced sales and earnings from Roundup herbicide in the United States for the quarter and for the first nine months of the year. We’re aggressively implementing our plan to reduce the risk of doing business in Latin America, and while this is resulting in lower sales and earnings than previously expected, it’s also improving cash generation. We also made good progress on our cost management efforts. Additionally, we’re on track to significantly increase our free cash flow this year because of improvements we’ve made to our investments in working capital.”

Third-Quarter and Year-to-Date 2002 Performance Summary:

Sales of $679 million for the quarter were 27 percent below those in the third quarter of 2001. For the first nine months of 2002, sales of $3,453 million were $800 million lower than sales for the same period last year. Continued competitive pressures in the United States and unfavorable U.S. weather conditions contributed to lower sales of Roundup during the quarter and the first nine months of 2002. In Latin America, economic conditions caused us to take actions with our customers to reduce the risk of doing business there and this was also a major factor that contributed to lower sales of Roundup and seeds in both periods.

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For a geographic breakdown of sales, please go to Monsanto’s web site and select “Third-Quarter 2002 Supplemental Data” in the Financial Reports section under the investor relations page.

Net income (loss) and earnings (loss) per share: For the third quarter of 2002, the company reported a net loss of $165 million, or a loss of 63 cents per share. This compares with a net loss of $45 million (17 cents per share) during the third quarter of 2001. For the first nine months of 2002, Monsanto reported a net loss of $1,754 million, or a loss of $6.67 per share, compared with net income of $399 million ($1.51 per share) for the same period last year.

Results in the third quarter and nine-month period were affected by lower revenues of Roundup and lower Latin American sales because of economic conditions that caused the company to change its business model in Brazil and Argentina.

In the third quarter of 2002, the company recorded aftertax restructuring and other special items of $18 million (7 cents per share), compared with similar aftertax charges of $8 million (2 cents per share) in the third quarter of 2001.

The first nine months of 2002 included a bad-debt reserve of $100 million aftertax (38 cents per share) for potential uncollectible receivables in Argentina. Restructuring charges for the year-to-date are $61 million aftertax (23 cents per share), compared with $51 million aftertax (20 cents per share) in the first nine months of 2001. EPS in 2002 also benefited from a gain of 8 cents per share related to the asset sales to Nissan Chemical Industries Ltd. in the second quarter. The nine-month comparison also includes the effect of a $1.8 billion aftertax ($6.93 per share) goodwill impairment related to Monsanto’s corn and wheat businesses.

Cost management: Research-and-development (R&D) expenses were down $10 million in the quarter and $24 million for the first nine months of 2002. Selling, general and administrative (SG&A) expenses were up by $8 million compared with last year's third quarter because of higher marketing fees for lawn and garden products, and highter employee benefit expenses. These costs were partially offset by numerous cost reduction actions taken across the company. For the nine-month period, SG&A expenses are down by $82 million, or 9 percent.

Cash flow and balance sheet: Monsanto reported positive free cash flow (cash flow from operations less cash used for investing activities) of $68 million through the first nine months of 2002, compared with a negative free cash flow of $485 million in the same period last year. This improvement was primarily a result of a reduction of the company’s investment in working capital.

For a breakdown of receivables by geography, please go to Monsanto’s web site and select “Third-Quarter 2002 Supplemental Data” in the Financial Reports section under the investor relations page.

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Agricultural Productivity Segment Detail

	Third	Third		Nine	Nine
Product sales	Quarter	Quarter	%	Months	Months	%
($ in millions)	2002	2001	Change	2002	2001	Change

Roundup and other non-selective agricultural herbicides	$281	$489	(43)%	$1,487	$2,009	(26)%
All other agricultural productivity products	$224	$202	11%	$993	$1,064	(7)%
TOTAL agricultural productivity	$505	$691	(27)%	$2,480	$3,073	(19)%

Agricultural Productivity Segment: The Agricultural Productivity segment consists primarily of crop protection products and the company’s animal agriculture business.

In this segment, sales decreased 27 percent for the quarter, and 19 percent for the first three quarters of the year. EBIT (earnings before the cumulative effect of an accounting change, interest and income taxes) was a loss of $77 million for the third quarter of 2002, compared with EBIT of $91 million in the same period of 2001. For the first nine months, EBIT declined to $377 million in 2002 versus $862 million in 2001. For the quarter and the nine-month period, sales and EBIT declined primarily because of continued competitive pressures on Roundup herbicide in the United States, unfavorable U.S. weather conditions, and actions taken in conjunction with our customers to reduce the risk of doing business in Latin America.

For a supplemental chart on Roundup herbicide metrics, please go to Monsanto’s web site and select “Third-Quarter 2002 Supplemental Data” in the Financial Reports section under the investor relations page.

Seeds and Genomics Segment Detail

	Third	Third		Nine	Nine
Product sales	Quarter	Quarter	%	Months	Months	%
($ in millions)	2002	2001	change	2002	2001	change

TOTAL seeds and genomics	$174	$245	(29)%	$973	$1,180	(18)%

Seeds and Genomics Segment: The Seeds and Genomics segment consists of the global seeds and related traits business, and genetic technology platforms.

Sales for the Seeds and Genomics segment decreased 29 percent for the quarter, and 17 percent for the first nine months of 2002. EBIT was flat quarter-to-quarter at a loss of $157 million with the benefit of no longer amortizing goodwill in 2002 being offset by lower EBIT in Latin America. For the first nine months, EBIT declined by $62 million to a loss of $237 million.

Sales for the quarter were affected by lower corn seed sales in Brazil, which were driven by actions taken by the company in conjunction with our customers in anticipation of a smaller corn market there.

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For the nine-month period, EBIT and sales benefited from a two-point market share gain for Monsanto’s DEKALB and Asgrow corn seed in the United States and higher sales of Monsanto’s Roundup Ready corn and YieldGard Corn Borer traits for the 2002 U.S. planting season. However, this was more than offset by economic conditions in Latin America that caused the company to change its business model there, which significantly reduced corn seed sales in Brazil and Argentina. In the first nine months of 2001, sales for this segment also benefited from a shift in timing related to the royalty sales for the company’s corn and soybean traits.

For a supplemental chart providing an estimate of acreage planted with Monsanto’s technology traits worldwide in 2002, please go to Monsanto’s web site and select “Third-Quarter 2002 Supplemental Data” in the Financial Reports section under the investor relations page.

Other Items of Note:

Earlier this month, Monsanto’s YieldGard Rootworm insect-protected corn product moved a step closer to becoming a registered product in the United States. On Oct. 8, 2002, the U.S. Department of Agriculture granted environmental clearance for corn containing the Monsanto trait. The final environmental assessment for this product remains pending at the U.S. Environmental Protection Agency (EPA).

Also in October, Monsanto and Dow AgroSciences announced an agreement on a series of royalty-bearing licenses and options to products and technologies related to insect-protected corn and Roundup Ready corn, soybeans, cotton and canola.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the “Financial Reports” section under the investor relations page of the web site.

Outlook Comment from President and Chief Executive Officer Hendrik A. Verfaillie:

“In the fourth quarter, we expect to have incremental growth in our North American seed and traits businesses as a significant portion of our corn and soybean trait revenues for the 2003 planting season will be earned. We’ll also continue to sell seeds and herbicides in Latin America as farmers there complete their major planting season.”

2002 Earnings and Free Cash Flow Outlook:

Full-year 2002 earnings per share (EPS) are expected to be in the range of $1.15 to $1.23. The 2002 EPS expectation includes a gain of 8 cents per share related to the asset sale to Nissan Chemical, and excludes charges of 38 cents per share for the Argentine bad-debt reserve established in the second quarter, 32 cents per share for restructuring charges, and $6.93 per share for the cumulative effect of an accounting change related to goodwill impairment. The company reiterated the goal of generating between $400 million and $460 million in free cash flow by the end of 2002. Monsanto is not providing earnings guidance for 2003 at this time.

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Monsanto Company and Subsidiaries
Selected Financial Information
(In millions, except per share amounts)
Unaudited

	Three Months	Three Months	Nine Months	Nine Months
Condensed Statement of	Ended	Ended	Ended	Ended
Consolidated Operations	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Net Sales	$679	$936	$3,453	$4,253
Cost of Goods Sold	478	552	1,830	2,073

Gross Profit	201	384	1,623	2,180
Operating Expenses:
Selling, General and Administrative Expenses	260	252	792	874
Bad debt expense	16	23	183	29
Research and Development Expenses	130	140	386	410
Amortization and Adjustments of Goodwill	—	30	—	91
Restructuring Charges – Net	18	9	75	61

Total Operating Expenses	424	454	1,436	1,465
Income from Operations	(223)	(70)	187	715
Interest Expense – Net	14	11	43	55
Other Expense (Income) – Net(3)	11	(4)	47	28

Income (Loss) Before Taxes and Cumulative Effect of Accounting Change(3)	(248)	(77)	97	632
Income Tax Expense (Benefit)(3)	(83)	(32)	29	233

Income (Loss) Before Cumulative Effect of Accounting Change(3)	(165)	(45)	68	399
Cumulative Effect of Change in Accounting Principle – Net of Taxes of $162(2)	—	—	(1,822)	—

Net Income (Loss)	$(165)	$(45)	$(1,754)	$399

EBIT(1)	$(234)	$(66)	$140	$687

Basic Earnings (Loss) Per Share
Income (Loss) Before Cumulative Effect of Accounting Change(3)	$(0.63)	$(0.17)	$0.27	$1.55
Cumulative Effect of Accounting Change – Net of Tax	—	—	(7.00)	—

Net Income (Loss)	$(0.63)	$(0.17)	$(6.73)	$1.55

Diluted Earnings (Loss) Per Share
Income (Loss) Before Cumulative Effect of Accounting Change(3)	$(0.63)	$(0.17)	$0.26	$1.51
Cumulative Effect of Accounting Change – Net of Tax	—	—	(6.93)	—

Net Income (Loss)	$(0.63)	$(0.17)	$(6.67)	$1.51

Shares Outstanding:
Basic Shares	261.3	258.1	260.4	258.1
Diluted Shares	261.3	258.1	263.0	263.6

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Segment Data:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
Agricultural Productivity Segment:	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Net Sales	$505	$691	$2,480	$3,073

EBIT(1)	$(77)	$91	$377	$862
Add: Depreciation	59	58	174	163
Add: Amortization	1	1	3	4

EBITDA(1)	$(17)	$150	$554	$1,029

Restructuring and Other Special Items	$20	$8	$36	$48

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
Seeds and Genomics Segment:	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Net Sales	$174	$245	$973	$1,180

EBIT(1)	$(157)	$(157)	$(237)	$(175)
Add: Depreciation	26	23	73	67
Add: Amortization	33	63	98	180

EBITDA(1)	$(98)	$(71)	$(66)	$72

Restructuring and Other Special Items	$7	$4	$57	$33

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Net Sales	$679	$936	$3,453	$4,253

EBIT(1)	$(234)	$(66)	$140	$687
Add: Depreciation	85	81	247	230
Add: Amortization	34	64	101	184

EBITDA(1)	$(115)	$79	$488	$1,101

Restructuring and Other Special Items	$27	$12	$93	$81

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	Sept. 30, 2002	Dec. 31, 2001

Assets
Current Assets:
Cash and Cash Equivalents	$136	$307
Trade Receivables – Net of Allowances of $285 in 2002 and $177 in 2001	2,023	2,307
Related Party Loan Receivable	—	30
Related Party Receivable	—	44
Inventories	1,353	1,357
Other Current Assets	677	752

Total Current Assets	4,189	4,797

Property, Plant and Equipment – Net	2,330	2,627
Goodwill – Net	745	2,748
Other Intangible Assets – Net	663	691
Other Assets	672	566

Total Assets	$8,599	$11,429

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$356	$563
Related Party Short-Term Loan Payable	—	254
Accounts Payable	300	457
Related Party Payable	—	87
Accrued Liabilities	712	1,016

Total Current Liabilities	1,368	2,377

Long-Term Debt	1,134	893
Postretirement and Other Liabilities	1,001	676
Shareowners’ Equity	5,096	7,483

Total Liabilities and Shareowners’ Equity	$8,599	$11,429

Debt to Capital Ratio:	23%	19%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Nine Months	Nine Months
	Ended	Ended
Statement of Consolidated Cash Flows	Sept. 30, 2002	Sept. 30, 2001

Operating Activities:
Net Income (Loss)	$(1,754)	$399
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	1,984	—
Depreciation and amortization	348	414
Bad debt expense	183	29
Noncash restructuring and other special items	40	38
Deferred income taxes	(153)	(54)
Gain on disposal of investments and property, net	(51)	(8)
Equity loss, net	31	29
Write-off of retired assets	15	17
Changes in assets and liabilities that provided (required) cash:
Trade receivables	(328)	(1,016)
Inventories	(32)	(129)
Accounts payable and accrued liabilities	(119)	(15)
Related-party transactions	(47)	178
Tax benefit on employee stock options	11	—
Deferred revenue on supply agreements	48	—
Other Items	25	(21)

Net Cash Provided (Required) by Operations	201	(139)

Cash Flows Provided (Required) by Investing Activities:
Property, plant and equipment purchases	(149)	(292)
Acquisitions and investments	(77)	(92)
Investment and property disposal proceeds	63	—
Loans with related-party	30	38

Net Cash Flows Required by Investing Activities	(133)	(346)

Free Cash Flow(1)	68	(485)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(697)	854
Loans from related-party	(254)	(197)
Long-term debt proceeds	850	39
Long-term debt reductions	(93)	(77)
Debt issuance costs	(10)	—
Payments on vendor financing	(5)	—
Stock option exercises	63	—
Dividend payments	(93)	(85)

Cash Flows Provided (Required) by Financing Activities	(239)	534

Net Increase (Decrease) in Cash and Cash Equivalents	(171)	49
Cash and Cash Equivalents Beginning of Year	307	131

Cash and Cash Equivalents at End of Period	$136	$180

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT, EBITDA and Free Cash Flow: EBIT is net income (loss) before the cumulative effect of an accounting change, interest and income taxes. EBITDA is EBIT eliminating the effects of depreciation and amortization expense. Free cash flow is cash flow from operations less cash used for investing activities. The presentation of EBIT, EBITDA and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not a measure of financial performance as determined in accordance with generally accepted accounting principles in the United States.

2.	Adjustment for New Accounting Standard: On Jan. 1, 2002, Monsanto adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only method. Under SFAS No. 142, all goodwill amortization ceased effective Jan. 1, 2002. Monsanto completed the transitional impairment test during the second quarter of 2002 and will test goodwill for impairment at least annually in the future.

The transitional impairment test resulted in a $2 billion pretax impairment charge ($1.8 billion aftertax) relating to Monsanto’s corn and wheat reporting units. The impairment charge was recorded as a cumulative effect of accounting change effective Jan. 1, 2002. As a result of the transitional goodwill impairment test, goodwill was reduced by $2 billion and net deferred tax assets increased by $162 million as a result of the related tax effect. This resulted in a net loss and net reduction of $1.8 billion to shareowners’ equity.

In addition, SFAS No. 142 also required Monsanto to reassess the useful lives, residual values, and classification of all identifiable and recognized intangible assets. Any necessary prospective amortization period adjustments were made Jan. 1, 2002.

SFAS No. 142 did not require that prior years be restated. However, to provide comparative information, had Monsanto adopted the new accounting standard as of Jan. 1, 2001, for the three months ended Sept. 30, 2001, Monsanto would not have recorded $30 million of goodwill amortization expense, and research-and-development (R&D) expenses would have increased by $2 million because of the reassessment of useful lives and classifications. For the nine months ended Sept. 30, 2001, Monsanto would not have recorded $91 million of goodwill amortization expense, but R&D expenses would have increased by $6 million. In addition and related to these changes, income tax expense would have increased by $11 million and decreased by $1 million for the three months and nine months ended Sept. 30, 2001, respectively. This financial information is presented for illustrative purposes only. Because of the seasonality of the agricultural business, financial information should not be annualized.

3.	Loss from Early Retirement of Debt: In the second quarter of 2001, the Pharmacia Savings and Investment Plan was separated into two separate plans, one that benefits employees of Pharmacia and one that benefits employees of Monsanto. As a result, in 2001 Monsanto recognized a $4 million pretax ($2 million aftertax) extraordinary loss related to the early retirement of Employee Stock Ownership Plan (ESOP) debt. In 2002, SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002, was issued and required that the loss from early retirement of debt be reclassified from extraordinary loss into operating income. In accordance with SFAS No. 145, the 2001 results have been restated to reclassify the $4 million pretax extraordinary loss as other expense and reclassify the $2 million tax benefit as an offset to income tax expense.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

4.	Restructuring and Other Special Items: Restructuring and other special items in 2002 are primarily associated with the 2002 plan related to facility rationalizations and work force reductions. Restructuring and other special items in 2001 are primarily associated with the 2000 plan to focus on our key crops, resulting in the termination of certain research-and-development programs and noncore activities, and to eliminate duplicative manufacturing capacity to formulate and package agricultural chemicals.

Income (loss) related to the special items were recorded in the Condensed Statement of Consolidated Income (Loss) in the following categories:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Cost of Goods Sold	$(9)	$(2)	$(18)	$(13)
Restructuring Charges – Net	(18)	(9)	(75)	(61)
Other Expense – Net	–	(1)	–	(7)

Total Before Taxes and Cumulative Effect of Accounting Change	(27)	(12)	(93)	(81)
Income Tax Expense	9	4	32	30

Total Before and Cumulative Effect of Accounting Change	$(18)	$(8)	$(61)	$(51)

The pretax income (loss) components of the Restructuring and Other Special Items were as follows:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Restructuring and Other Special Items
Restructuring Charges	$(17)	$(9)	$(56)	$(61)
Reversal of Prior Restructuring Charges	1	–	1	–
Write-off of Inventories	(3)	(2)	(3)	(13)
Write-off of Property, Plant and Equipment	(10)	–	(37)	–
Recoverable amount from third party*	2	–	2	–
Other	–	(1)	–	(7)

Total Pretax Restructuring and Other Special Items	$(27)	$(12)	$(93)	$(81)

*	Recoverable amount from a third party represents a portion of work force reduction and exit costs that will be reimbursed to Monsanto.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, product liability, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, DEKALB, Asgrow, Roundup Ready and YieldGard are trademarks owned by Monsanto or its wholly-owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn and garden products.

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